Exhibit 5.1

[McDermott Will & Emery LLP Letterhead]

Boston Brussels Chicago Düsseldorf London Los Angeles Miami Milan
Munich New York Orange County Rome San Diego Silicon Valley Washington, D.C.

February 14, 2005

Click Commerce, Inc.
200 East Randolph Drive
52nd Floor
Chicago, Illinois 60601

Re:
Click Commerce, Inc. Registration Statement on Form S-3 as filed with the Securities and Exchange Commission as originally filed October 28, 2004, as amended December 23, 2004, February 4, 2005 and February 14, 2005.

Ladies and Gentlemen:

        We have acted as counsel to Click Commerce, Inc. (the "Company") in connection with the above-referenced registration statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of up to an aggregate of 669,367 shares of its Common Stock, par value $0.001 per share (the "Shares") issued pursuant to the terms of the Agreement and Plan of Merger, dated June 17, 2004, by and among the Company, Click Texas Corp., bTrade Acquisition Corp. and bTrade, Inc. (the "Merger Agreement"), all of which may be sold by the selling stockholders identified therein (the "Selling Stockholders") from time to time as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus").

        In arriving at our opinion expressed below, we have examined the Registration Statement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

        This opinion is limited to the General Corporation Law of the State of Delaware.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

        We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP